LAW OFFICES OF

                             DECHERT PRICE & RHOADS

                         TEN POST OFFICE SQUARE - SOUTH
                             BOSTON, MA 02109-4603

                            TELEPHONE: (617)728-7100
                               FAX: (617)426-6567




                                  May 23, 1997

Scudder GNMA Fund
Two International Place
Boston, Massachusetts 02110

                  Re:      Rule 24f-2 Notice
                           -----------------

Dear Gentlemen:

         Scudder GNMA Fund (the "Trust") is a trust created under a written Declaration of Trust dated March 24, 1983 under the name of Master Investment Services Tax Free Fund and executed and delivered in Boston, Massachusetts. The name of the Trust was changed to Scudder Government Mortgage Securities Fund by an amendment to the Declaration of Trust dated April 5, 1985 and filed with the Secretary of the Commonwealth of Massachusetts (the "Secretary") on April 8, 1985. The name of the Trust was further changed to Scudder GNMA Fund by an Amended and Restated Declaration of Trust dated November 3, 1987 and filed with the Secretary on December 3, 1987. The Declaration of Trust was further amended by an instrument dated November 13, 1990 and filed with the Secretary on December 12, 1990. The Amended and Restated Declaration of Trust, as amended, is referred to as the "Declaration of Trust". The beneficial interest under the Declaration of Trust is represented by transferable shares, $.01 par value per share ("Shares"). The Trustees have the powers set forth in the Declaration of Trust, subject to the terms, provisions and conditions therein provided.

         We are of the opinion that all legal requirements have been complied with in the creation of the Trust and that said Declaration of Trust is legal and valid.

         Under Article V, Section 5.4 of the Declaration of Trust, the Trustees are empowered, in their discretion, from time to time, to issue Shares for such amount and type of consideration, at such time or times and on such terms as the Trustees may deem best. Under Article V, Section 5.1, it is provided that the

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Scudder GNMA Fund
May 23, 1997
Page 2






number of Shares authorized to be issued under the Declaration of Trust is unlimited.

         By votes adopted on November 14, 1995 and November 5, 1996, the Trustees of the Trust authorized the President, any Vice President, the Secretary and the Treasurer, from time to time, to determine the appropriate number of Shares to be registered, to register with the Securities and Exchange Commission, and to issue and sell to the public, such Shares.

         We understand that you are about to file a Notice pursuant to Rule 24f-2 under the Investment Company Act of 1940, as amended, making definite the registration of 6,175,667 Shares (of which 1,300,541 Shares were issued in connection with dividend reinvestment plans) of the Trust sold in reliance upon said Rule 24f-2 during the fiscal year ended March 31, 1997.

         We are of the opinion that all necessary Trust action precedent to the issue of said 6,175,667 Shares was duly taken. We are of the further opinion that all such Shares were legally and validly issued, fully paid and nonassessable by the Trust. In rendering the opinion expressed in the preceding sentence, we rely on certification by an officer of the Trust that the Trust or its agent received consideration for such Shares in accordance with the provisions of the Declaration of Trust, and we assume that the sale of such Shares was effected in compliance with the Securities Act of 1933, the Investment Company Act of 1940, and applicable state laws regulating the sale of securities.

         We consent to your filing this opinion with the Securities and Exchange Commission together with the Rule 24f-2 Notice referred to above.

                                                     Very truly yours,

                                                     /s/Dechert Price & Rhoads